Exhibit 21

LANCASTER COLONY CORPORATION AND SUBSIDIARIES

SUBSIDIARIES OF REGISTRANT

Name	Segment	State of Incorporation
Lancaster Colony Commercial Products, Inc.	Glassware and Candles	Ohio
T. Marzetti Company	Specialty Foods	Ohio
Marzetti Frozen Pasta, Inc.*	Specialty Foods	Iowa
New York Frozen Foods, Inc.*	Specialty Foods	Ohio
Sister Schubert’s Homemade Rolls, Inc.*	Specialty Foods	Alabama
The Quality Bakery Company, Inc.*	Specialty Foods	Ohio

All subsidiaries conduct their business under the names shown.

*	Indicates indirect subsidiary